Exhibit 10.1

TRANSITION AGREEMENT

         This Transition Agreement ("Transition Agreement") is entered into as of the ____ day of March, 2005, by and between Storage Technology Corporation (the "Company"), and ______________ (the "Executive").

        WHEREAS, the current Chief Executive Officer’s contract expires on June 30, 2006 and the Corporation desires to provide for the orderly succession for the Chief Executive Officer and maintain the executive team during that transition;

        WHEREAS, the Executive is in a high level position with the Company, and the Company recognizes the valuable services that the Executive provides to the Company and desires to be assured that Executive will be available to actively participate in the business of the Company; and

        WHEREAS, the Executive is willing to accept continued employment with the Company, but desires assurance that the Executive will continue to have opportunities with the Company;

        WHEREAS, the Executive has executed both a Severance Agreement and an Executive Agreement with the Corporation, both agreements which are hereby incorporated by reference;

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

        1.        Term.  This Transition Agreement shall commence on the date hereof and shall terminate on February 1, 2007.

        2.        Transition Payment.  In the event that Executive is an employee of the Company on December 31, 2006 in any position other than the Chief Executive Officer of the Company, the Company shall pay the Executive within thirty days after December 31, 2006 a one time lump sum payment equal to the Executive’s annual base salary then in effect, less any applicable withholding taxes (“Transition Payment”).

        3.        Involuntary Termination.  Subject to section 4 hereof, in the event Executive’s employment with the Company is involuntarily terminated, and as a result of such involuntary termination Executive is entitled to the benefits set forth in paragraph 1a of the Severance Agreement (including for such entitlement the execution of the requisite Settlement and Release Agreement, the time for revocation of which has expired and the satisfaction of the tax withholding obligations under the Severance Agreement), then in addition to the benefits in that Severance Agreement, the Company shall pay Executive the Transition Payment at the same time as the payments set forth in that paragraph 1a of the Severance Agreement.

        4.        Receipt of Benefits Under Executive Agreement.  In the event Executive receives the benefits relating to a Change in Control under Section 4 of the Executive Agreement, then Executive is not entitled to any benefits under this Transition Agreement.

        5.        Miscellaneous.  No provisions of this Transition Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Transition Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Transition Agreement. This Transition Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

        6.        Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Transition Agreement and agrees expressly to perform the obligations under this Transition Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Transition Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Transition Agreement by operation of law.

        7.        Validity.  The invalidity or unenforceability of any provisions of this Transition Agreement shall not affect the validity or enforceability of any other provision of this Transition Agreement, which shall remain in full force and effect.

        8.         Compliance with Corporate Governance Legislation or other Laws. To the extent any provision or condition of this Transition Agreement is inconsistent with or unenforceable because it is inconsistent with or in violation of any corporate governance legislation or law, this Transition Agreement will be revised to affect its intent and purpose in a way no less favorable to the Executive.

        9.        Compliance with Code Section 409A.  Notwithstanding anything in this Transition Agreement or any other plan or agreement to the contrary, to the extent subject thereto all payments or benefits provided to the Executive shall comply with all applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or guidance).

        10.        Employment at Will.  You agree and acknowledge that your employment with the Company is and will continue to be “at will.” Either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements (other than the benefits provided to you under this Transition Agreement and in the agreements referenced herein) which may have been made to you are superseded by this Transition Agreement. This Transition Agreement is not a guarantee of employment for any period of time but rather confirms your opportunity to continue your employment for an unspecified time and the benefits provided to you as set forth in this Transition Agreement.

        11.        Entire Agreement.  This Transition Agreement, together with the other agreements referenced herein, embody the entire agreement between the parties relating to the subject matter hereof, and supersede all previous agreements or understandings, whether oral or written.

        12.        Counterparts.  This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date first above written.

Storage Technology Corporation	The Executive:
By:______________________	_________________________

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